SEVERN BANCORP, INC.

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Chief Operating Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp Announces Fourth Quarter Earnings and
Significant Growth In Year End Net Income

Annapolis, MD (January 25, 2013) – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced net income of $1,156,000 or $.08 per share for the fourth quarter, slightly higher than net income of  $1,067,000, or $.06 per share for the fourth quarter of 2011 .  Net income was $3,283,000, or $.18 per share for the year ended December 31, 2012, compared to net income of $1,219,000, or $(.05) per share for the year ended December 31, 2011.  Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends.
“These are our best year end results in four years.  While they are improved, we are not yet satisfied.  These results and the positive trend are strong motivators and reaffirm our dedication to continue our hard work,” said Alan J. Hyatt, president and chief executive officer.  Mr. Hyatt continued “We have had a decent year financially and also enjoyed some recognition for our commitment to the community through several awards.  We are energized for 2013.”

About Severn Savings Bank:
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $850 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.
# # #

Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011

Summary Operating Results:
Interest income	$9,412	$9,104	$10,276	$10,265	$10,558
Interest expense	2,587	3,027	3,336	3,552	3,659
Net interest income	6,825	6,077	6,940	6,713	6,899
Provision for loan losses	300	-	-	465	141
Net interest income after provision for loan losses	6,525	6,077	6,940	6,248	6,758
Non-interest income	1,478	1,039	835	891	873
Non-interest expense	6,010	6,152	5,906	6,311	5,772
Income before income taxes	1,993	964	1,869	828	1,859
Income tax expense	837	406	772	356	792
Net income	$1,156	$558	$1,097	$472	$1,067

Per Share Data:
Basic earnings per share	$0.08	$0.02	$0.07	$0.01	$0.06
Diluted earnings per share	$0.08	$0.02	$0.07	$0.01	$0.06
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679

Performance Ratios:
Return on average assets	0.13%	0.06%	0.12%	0.05%	0.12%
Return on average equity	1.09%	0.52%	1.04%	0.45%	1.01%
Net interest margin	3.33%	3.09%	3.41%	3.27%	3.27%
Efficiency ratio*	66.05%	73.88%	67.20%	66.99%	64.84%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011

Balance Sheet Data:
Total assets	$851,138	$861,766	$896,644	$900,471	$900,628
Total loans receivable	680,305	695,198	691,647	701,596	719,241
Allowance for loan losses	(17,478)	(23,180)	(24,097)	(25,795)	(25,938)
Net loans	662,827	672,018	667,550	675,801	693,303
Deposits	599,394	609,772	643,653	650,473	652,757
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	108,017	107,142	106,866	106,051	105,930
Bank's Tier 1 core capital to total assets	14.5%	14.1%	13.3%	13.1%	13.0%
Book value per share	$8.08	$8.00	$7.97	$7.89	$7.88

Asset Quality Data:
Non-accrual loans	$30,537	$29,790	$29,450	$17,882	$23,912
Non-accrual troubled debt restructurings	7,208	12,574	9,515	11,677	19,351
Foreclosed real estate	11,441	13,801	16,329	19,853	19,932
Total non-performing assets	49,186	56,165	55,294	49,412	63,195
Performing troubled debt restructurings	54,875	51,230	51,034	51,034	52,255
Total non-accrual loans to net loans	5.7%	6.3%	5.8%	4.4%	6.2%
Allowance for loan losses	17,478	23,180	24,097	25,795	25,938
Allowance for loan losses to total loans	2.6%	3.3%	3.5%	3.7%	3.6%
Allowance for loan losses to total
non-performing loans	46.3%	54.7%	61.8%	87.3%	60.0%
Total non-accrual loans to total assets	4.4%	4.9%	4.3%	3.3%	4.8%
Total non-performing assets to total assets	5.8%	6.5%	6.2%	5.5%	7.0%